EXHIBIT 99.1

Richard J. King
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000





AMC Entertainment Files Registration Statement for Nine Million
Shares of Common Stock

KANSAS CITY, Mo.-December 14, 2001-AMC Entertainment Inc. (AMEX:
AEN) announced today that it has filed a registration statement for the sale of up to nine million shares of its common stock.

The nine million shares of AMC Entertainment Inc. common stock covered by the registration statement filed today do not include
1.35 million shares subject to the underwriters' right to purchase to cover over-allotments.

Salomon Smith Barney Inc. is acting as the sole bookrunning manager of this offering.

A copy of the prospectus relating to the share offering may be obtained when available from Salomon Smith Barney Inc., Brooklyn
Army Terminal, 140 58th Street, 8th Floor, New York, NY 11220.

A registration statement relating to the shares of AMC
Entertainment Inc. has been filed with the Securities and Exchange Commission but has not become effective. These shares may not be sold nor may offers to buy them be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 177 theatres with 2,836 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain and Sweden. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company is headquartered in Kansas City, Mo.